As filed with the Securities and Exchange Commission on August 1, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYNCHRONY FINANCIAL

(Exact name of registrant as specified in its charter)

Delaware	51-0483352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Long Ridge Road, Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)

Synchrony Financial 2014 Long-Term Incentive Plan

(Full title of the plan)

Jonathan S. Mothner, Esq.

Executive Vice President, General Counsel and Secretary

Synchrony Financial

777 Long Ridge Road

Stamford, Connecticut 06902

(Name and address of agent for service)

(203) 585-2400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	16,605,417(1)	$23.00(2)	$381,924,591(2)	$49,192

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of Synchrony Financial (the “Company” or “Registrant”) that become issuable under the Synchrony Financial 2014 Long-Term Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of the Company’s outstanding shares of common stock issuable pursuant to awards granted under the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the initial offering price of the common stock on July 31, 2014 of $23.00 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by
Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

•	The Company’s prospectus filed on July 31, 2014 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended, No. 333-194528, which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the Company’s latest fiscal year; and

•	The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A filed on July 22, 2014 under the Exchange Act, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that, to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”) as it now exists or may hereafter be amended, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL as it now reads, such limitation of liability is not permitted:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us, or has or had agreed to become a director of us, or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our Certificate of Incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Our Amended and Restated Bylaws (the “Bylaws”) provide additional rights to indemnification and advancement of expenses to our directors and officers. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of our Certificate of Incorporation, provision of our Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director or officer of us under our Certificate of Incorporation or Bylaws in respect of any occurrence or matter arising prior to any such repeal or modification.

The Master Agreement, dated as of July 30, 2014, among the Company, General Electric Capital Corporation and General Electric Company also provides for indemnification by us of General Electric Company, its affiliates and each of their respective directors, officers and employees for specified liabilities, including certain liabilities under the Securities Act.

We maintain liability insurance for our directors and executive officers. This insurance provides for coverage, subject to certain exceptions, against non-indemnifiable loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements will provide our directors and executive officers with contractual rights to indemnification and expense advancement rights that are supplemental to and in furtherance of the rights provided under our Bylaws and Certificate of Incorporation, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Indemnification under the Synchrony Financial 2014 Long-Term Incentive Plan (the “Plan”)

Under the Plan, the Company has agreed to indemnify and hold harmless each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3 of the Plan.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibits	Description

4.1	The Amended and Restated Certificate of Incorporation of the Company is hereby incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1, No. 333-194528, as filed with the Commission on April 25, 2014.

4.2	The Amended and Restated Bylaws of the Company are hereby incorporated by reference to Exhibit 3.2 to the Company’s Amendment No. 1 to Registration Statement on Form S-1, No. 333-194528, as filed with the Commission on April 25, 2014.

4.3	The form of Synchrony Financial 2014 Long-Term Incentive Plan is hereby incorporated by reference to Exhibit 10.10 to the Company’s Amendment No. 4 to Registration Statement on Form S-1, No. 333-194528, as filed with the Commission on June 27, 2014.

5.1*	Opinion of Sidley Austin LLP as to the legality of the securities being registered.

23.1*	Consent of KPMG LLP.

23.2	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (contained in signature page of this Registration Statement).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on August 1, 2014.

SYNCHRONY FINANCIAL (Registrant)

By:	/s/ Margaret M. Keane
Name:	Margaret M. Keane
Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Brian D. Doubles, Jonathan S. Mothner and Danielle Do and each of them severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on August 1, 2014.

/s/ Margaret M. Keane	President, Chief Executive Officer and Director
Margaret M. Keane

/s/ Brian D. Doubles	Executive Vice President and Chief Financial
Brian D. Doubles	Officer and Treasurer

/s/ David P. Melito	Senior Vice President, Chief Accounting Officer and Controller
David P. Melito

/s/ William H. Cary	Director
William H. Cary

/s/ Daniel O. Colao	Director
Daniel O. Colao

/s/ Alexander Dimitrief	Director
Alexander Dimitrief

/s/ Roy A. Guthrie	Director
Roy A. Guthrie

/s/ Richard C. Hartnack	Director
Richard C. Hartnack

/s/ Anne Kennelly Kratky	Director
Anne Kennelly Kratky

/s/ Jeffrey Naylor	Director
Jeffrey Naylor

/s/ Dmitri L. Stockton	Director
Dmitri L. Stockton

EXHIBIT INDEX

Exhibits	Description

4.1	The Amended and Restated Certificate of Incorporation of the Company is hereby incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1, No. 333-194528, as filed with the Commission on April 25, 2014.

4.2	The Amended and Restated Bylaws of the Company are hereby incorporated by reference to Exhibit 3.2 to the Company’s Amendment No. 1 to Registration Statement on Form S-1, No. 333-194528, as filed with the Commission on April 25, 2014.

4.3	The form of Synchrony Financial 2014 Long-Term Incentive Plan is hereby incorporated by reference to Exhibit 10.10 to the Company’s Amendment No. 4 to Registration Statement on Form S-1, No. 333-194528, as filed with the Commission on June 27, 2014.

5.1*	Opinion of Sidley Austin LLP as to the legality of the securities being registered.

23.1*	Consent of KPMG LLP.

23.2	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (contained in signature page of this Registration Statement).

*	Filed herewith.